Exhibit (8)
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
SULLIVAN & CROMWELL
NEW YORK TELEPHONE (212) 558-4000
TELEX 62694 (INTERNATIONAL) 127816 (DOMESTIC)
CABLE ADDRESS: LADYCOURT,  NEW YORK
FACSIMILE: (212) 558-3588 (125 BROAD STREET)
           (212) 558-9782 (250 PARK AVENUE)    125 Broad Street, New York 10004-2498
                                               250 PARK AVENUE, NEW YORK 10177-0021
                                               1701 PENNSYLVANIA AVE., N.W., WASHINGTON, D.C. 20006-5805
                                               444 SOUTH FLOWER STREET, LOS ANGELES 80071-2801
                                               8, PLACE VENDOME, 75001 PARIS
                                               ST. OLAVE'S HOUSE, 91 IRONMONGER LANE, LONDON ECZV BEY
                                               101 COLLINS STREET, MELBOURNE 3000
                                               2-1. MARUNOUCHI 1-CHOME, CHIYODA-KU, TOKYO 100
                                               GLOUCESTER TOWER, 11 PEDDER STREET, HONG KONG
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                                                  March 10, 1994

First Union Corporation,
   One First Union Center,
      Charlotte, North Carolina 28288-0013.

American Bancshares, Inc.,
   201 East Windsor Street,
      Monroe, North Carolina 28112.

Ladies and Gentlemen:

   We have acted as special counsel to First Union Corporation, a corporation organized under the laws of North Carolina ("FUNC"), in connection with the planned mergers (the "Mergers") of American Bancshares, Inc., a corporation organized under the laws of North Carolina ("ABI"), with and into FUNC
(the "Corporate Merger") and of American Commercial Savings Bank, Inc., SSB, a corporation organized under the laws of North Carolina and wholly owned by ABI ("American Bank"), with and into First Union National Bank of North Carolina, a national banking association organized under the laws of the United States and wholly owned by FUNC ("FUNC-NB"), (the "Bank Merger") pursuant to the Agreement and Plan of Mergers, dated as of the 17th day of November, 1993, by and between ABI, American Bank, FUNC and FUNB-NB (the "Agreement"). Capitalized terms used but not defined herein shall have the meanings specified in the Agreement.

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                                                                   -2-

   We have assumed with your consent that:

   (a) the Mergers will be effected in accordance with the Agreement, and

   (b) the representations contained in the letters of representation from ABI and FUNC to us dated March 8, 1994, and March 7, 1994, respectively, will be true at the Effective Time.

   On the basis of the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion that, under presently applicable Federal income tax law,

      (i) no gain or loss will be recognized for federal income tax purposes by ABI stockholders upon the exchange in the Corporate Merger of shares of ABI Common Stock or ABI Preferred Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Shares);

      (ii) the basis of FUNC Common Shares received in the Corporate Merger by ABI stockholders (including the basis of any fractional share interest in FUNC Common Shares) will be the same as the basis of the shares of ABI Common Stock or ABI Preferred Stock surrendered in exchange therefor;

      (iii) the holding period of the FUNC Common Shares received in the Corporate Merger by an ABI stockholder (including the holding period of any fractional share interest in FUNC Common Shares)

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                                                                   -3-

   will include the holding period during which the shares of ABI Common Stock or ABI Preferred Stock surrendered in exchange therefor were held by the ABI stockholder, provided such shares of ABI Common Stock or ABI Preferred Stock were held as capital assets; and

      (iv) cash received by a holder of ABI Common Stock or ABI Preferred Stock in lieu of a fractional share interest in FUNC Common Shares will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the ABI Common Stock or ABI Preferred Stock allocable to the fractional share interest.

The tax consequences described above may not be applicable to a shareholder of ABI who acquired the stock of ABI pursuant to the exercise of an employee stock option or right or otherwise as compensation or to an ABI stockholder that is an insurance company, security dealer, financial institution or foreign person.

   We hereby consent to the reference to us under the heading "The Mergers-- Certain Federal Income Tax Consequences" in the Proxy Statement-Prospectus pertaining to the Mergers and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the

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                                                                   -4-

Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,
                                             (Signature of Sullivan & Cromwell)
                                             Sullivan & Cromwell